UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2007

NETBANK, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1015 Windward Ridge Parkway, Alpharetta, GA		30005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  770-343-6006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

As NetBank, Inc. (the “Company”) previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2007, NetBank, FSB (the “Bank”), a wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement dated May 18, 2007 (the “Purchase Agreement”) with EverBank, a federal savings bank, pursuant to which the Bank had agreed to sell certain assets to EverBank and EverBank had agreed to the assumption of certain liabilities of the Bank.  On September 14, 2007, the Bank received a letter from EverBank notifying the Bank of EverBank’s termination of the Purchase Agreement effective on September 14, 2007.  EverBank’s letter states that NetBank is in breach of its representations and warranties as the basis for its termination of the Purchase Agreement.

EverBank has not advised the Bank or the Company of any specifics regarding the alleged breach.  The Company and the Bank do not believe that any breach has occurred.  However, since the required regulatory approvals were not received by August 31, 2007, and since the Purchase Agreement permits either party to terminate the Purchase Agreement without cause after that date, neither the Company nor the Bank presently contemplate contesting the termination.  Instead the Company intends to pursue such other strategic alternatives as may be available.

As a result of ongoing financial and regulatory pressure, the Company believes that its outstanding common stock may have little or no value.  Accordingly, investment in the Company’s common stock would be highly speculative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBANK, INC.

Date: September 17, 2007
	By:	/s/ Charles E. Mapson
Charles E. Mapson
Chief Legal Counsel